Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – October 17, 2008

AUBURN NATIONAL BANCORPORATION REPORTS

THIRTEEN PERCENT INCREASE IN QUARTERLY NET EARNINGS

Third Quarter 2008 Highlights – Compared to Third Quarter 2007:

•	Net earnings increased 13%

•	Net interest income (on a tax-equivalent basis) increased 11%

•	Return on average assets increased to 1.09%

•	Average loans up 12% or $37.6 million

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported record net earnings of approximately $2.0 million, or $0.54 per share, for the third quarter of 2008, compared to $1.7 million, or $0.47 per share, for the third quarter of 2007. Net earnings for the first nine months of 2008, were $5.7 million, or $1.55 per share, compared to $5.1 million, or $1.38 per share, for the same period in 2007.

In the third quarter of 2008, total revenue (on a tax-equivalent basis) was approximately $6.7 million, an increase of 17% from the third quarter of 2007. Total revenue included a gain of approximately $1.1 million before taxes related to the sale of certain real property in the third quarter of 2008. Net interest income (on a tax-equivalent basis) was approximately $5.1 million for the third quarter of 2008, an increase of 11% from the third quarter of 2007, reflecting strong balance sheet growth.

“Our balance sheet continues to be a source of strength and the key driver of our record earnings,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board. “As we look forward, we are fully aware of the challenges facing the banking industry and will continue to closely monitor our asset quality.”

Credit quality remains strong, with an annualized net charge-off ratio of 0.23% for the third quarter of 2008. Although this represents an increase from the third quarter of 2007, the Company’s annualized net charge-off ratio for the third quarter of 2008 remains historically low. Nonperforming assets were 1.50% of total loans and foreclosed properties at September 30, 2008, compared to 1.55% at June 30, 2008. Approximately $4.4 million of the $5.3 million in nonperforming assets at September 30, 2008 relates to one purchased loan participation that was placed on nonaccrual in the first quarter of 2008. Excluding the effects of this loan participation, nonperforming assets were only 0.25% of total loans and foreclosed properties. Management continues to monitor this loan participation and currently believes the level of the allowance for loan losses is adequate to absorb any inherent losses in the loan portfolio, including this loan participation. The provision for loan losses increased $380 thousand in the third quarter of 2008 compared with none in the third quarter of 2007. This increase reflects growth in the loan portfolio and an increase in net charge-offs.

Noninterest income was approximately $1.5 million in the third quarter of 2008, an increase of approximately $453 thousand or 42% from the third quarter of 2007. As mentioned previously, this increase was primarily related to a gain on the sale of certain real property in the third quarter of 2008. Noninterest income for the third quarter of 2008 reflects a $285 thousand after-tax charge to adjust the carrying value of an affordable housing limited partnership investment due to the correction of an accounting error in prior periods.

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REPORTS THIRTEEN PERCENT INCREASE IN QUARTERLY NET EARNINGS /page 2

Noninterest expense was approximately $3.3 million, an increase of approximately $222 thousand or 7% from the third quarter of 2007. The increase was primarily related to increases in salaries and benefits expense.

In the third quarter of 2008, the Company paid cash dividends of $680 thousand, or $0.185 per share, an increase of $.01 per share or 6% from the third quarter of 2007. The Company’s dividend payout ratio for the third quarter of 2008 was 34.26%. As of September 30, 2008, the Company’s regulatory capital was well above the amounts required to be “well capitalized.”

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $735 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley, and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan performance, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2007, and otherwise in our SEC reports and filings.

Explanation of Non-GAAP Financial Measures

In addition to results presented in accordance with U.S. generally accepted accounting principles (GAAP), this press release includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation of total revenue and the calculation of the efficiency ratio.

The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within our industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP are presented on the following page.

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REPORTS THIRTEEN PERCENT INCREASE IN QUARTERLY NET EARNINGS /page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2008	2007	2008	2007
Net interest income (GAAP)	$4,789	$4,324	$14,013	$12,577
Tax-equivalent adjustment	346	286	1,008	832

Net interest income (Tax-equivalent)	$5,135	$4,610	$15,021	$13,409

Total revenue (GAAP)	$6,330	$5,412	$17,812	$15,991
Tax-equivalent adjustment	346	286	1,008	832

Total revenue (Tax-equivalent)	$6,676	$5,698	$18,820	$16,823

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REPORTS THIRTEEN PERCENT INCREASE IN QUARTERLY NET EARNINGS /page 4

Financial Highlights (unaudited)

Three Months Ended September 30,	Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007
Results of Operations
Net interest income (GAAP)	$4,789	$4,324	$14,013	$12,577
Tax-equivalent adjustment	346	286	1,008	832

Net interest income (a)	5,135	4,610	15,021	13,409
Noninterest income	1,541	1,088	3,799	3,414

Total revenue (a)	6,676	5,698	18,820	16,823
Provision for loan losses	380	—	620	23
Noninterest expense	3,296	3,074	9,550	9,107
Tax-equivalent adjustment	346	286	1,008	832
Income tax expense	682	589	1,952	1,723

Net earnings	$1,972	$1,749	$5,690	$5,138

Per share data:
Basic and diluted net earnings	$0.54	$0.47	$1.55	$1.38
Cash dividends declared	$0.185	$0.175	$0.555	$0.525
Weighted average shares outstanding
Basic and diluted	3,677,509	3,708,097	3,679,820	3,725,744
Shares outstanding, at period end	3,676,836	3,691,260	3,676,836	3,691,260
Book value	$14.09	$13.68	$14.09	$13.68
Common stock price
High	$25.00	$27.88	$25.00	$30.00
Low	22.10	23.25	19.00	23.25
Period-end	$24.00	$24.77	$24.00	$24.77
To earnings ratio	11.82	x	13.84	x	11.82	x	13.84	x
To book value	170%	181%	170%	181%

Performance ratios:
Return on average equity	14.42%	14.41%	13.74%	13.50%
Return on average assets	1.09%	1.07%	1.06%	1.06%
Dividend payout ratio	34.26%	37.23%	35.81%	38.04%

Asset Quality:
Allowance for loan losses as a % of:
Loans	1.19%	1.29%	1.19%	1.29%
Nonperforming assets	80%	1,039%	80%	1,039%
Nonperforming assets as a % of:
Loans and foreclosed properties	1.50%	0.12%	1.50%	0.12%
Total assets	0.72%	0.06%	0.72%	0.06%
Nonaccrual loans as a % of total loans	1.33%	0.12%	1.33%	0.12%
Net charge-offs (recoveries) as a % of average loans	0.23%	0.04%	0.20%	0.00%

Other financial data:
Net interest margin	3.03%	3.02%	3.00%	3.00%
Effective income tax rate	25.70%	25.19%	25.54%	25.11%
Efficiency ratio (a)	49.37%	53.95%	50.74%	54.13%

Selected period end balances:
Securities	$316,148	$288,459	$316,148	$288,459
Loans, net of unearned income	354,908	316,795	354,908	316,795
Allowance for loan losses	4,226	4,074	4,226	4,074
Total assets	734,989	661,780	734,989	661,780
Total deposits	525,353	510,078	525,353	510,078
Long-term debt	128,372	90,390	128,372	90,390
Total stockholders’ equity	51,810	50,503	51,810	50,503

(a)	Tax-equivalent. See “Explanation of Non-GAAP Financial Measures.”